Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in U.S Rare Earth Minerals, Inc.’s on Form 8-K/A (No. 333-154912) to be filed on October 26, 2018, of our Report of Independent Registered Public Accounting Firm, dated March 30, 2018 (except for the effects of the reverse acquisition as to which the date is September 21, 2018) relating to the financial statements of U.S. Rare Earth Minerals, Inc. as of December 31, 2017 and for the year then ended included in this Current Report on Form 8-K/A.

We also consent to the references to us under the headings “Experts”.

Pinnacle Accountancy Group of Utah

Farmington, Utah

October 26, 2018